SCHEDULE 14A

                           SCHEDULE 14A INFORMATION
               PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE
                        SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant [ ]
Filed by party other than the Registrant [X]

Check the appropriate box:

[ ]  Preliminary Proxy Statement

[_] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

[_]  Definitive Proxy Statement

[X]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                       SANTA FE PACIFIC GOLD CORPORATION

               (NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                          NEWMONT MINING CORPORATION

                  (NAME OF PERSON(S) FILING PROXY STATEMENT,
                         IF OTHER THAN THE REGISTRANT)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[_]  Fee computed on table below per Exchange Act Rule 0-11.

(1)  Title of each class of securities to which transaction applies:

(2)  Aggregate number of securities to which transaction applies:

(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and show how it is determined):

(4)  Proposed maximum aggregate value of transaction:

(5)  Total fee paid:

[_]  Fee paid previously with preliminary materials.

[_] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)  Amount Previously Paid:

(2)  Form, Schedule or Registration Statement No.:

(3)  Filing Party:

(4)  Date Filed:

Slides used in presentation by Wayne W. Murdy and John A.S. Dow of Newmont Mining Corporation on March 3, 1997 at the Nesbitt Burns Gold Conference. Copies of slides and topographical map of the Carlin Trend, accompanied by a preliminary prospectus, will be available to persons attending the slide presentation.

The same slides may be used in similar presentations involving analysts and gold investors.

                                   [Slide 1]

NEWMONT



                         Turning Opportunity into Gold

                    [Picture of molten gold being poured.]

























Nesbitt Burns Gold Conference         Wayne W. Murdy
     Squaw Valley, CA          Executive Vice President and
      March 3, 1997               Chief Financial Officer
                                Newmont Gold/Newmont Mining

                                   [Slide 2]

NEWMONT



Mission


Generate increasing shareholder value at current gold prices and deliver superior value during times of rising prices.


                          [Picture of gold bullion.]

                                   [Slide 3]

NEWMONT



Strategy

  -  Consistently support a strong worldwide exploration effort

  -  Leverage leading-edge technology to extract most value from complex ores

  -  Maintain a reserve base of 12 to 15 years' production

  -  Remain a low cost producer

  -  Remain unhedged to give shareholders benefit of higher gold prices

  -  Set industry standard for environmental excellence

  -  Hire and retain best people

                                   [Slide 4]

NEWMONT



Success in Reserve Growth

[Bar Graph presenting total gold reserves (in millions of equity ounces) as follows:


                       Carlin                           Foreign               Total
1990                    18.9                               0                  18.9
1991                    20.1                               0                  20.1
1992                    19.5                              4.3                 23.8
1993                    17.8                              8.2                 26
1994                    18.5                              7.6                 26.1
1995                    20.9                              7.9                 28.8
1996                    22.2                             14.9                 37.1]


[Graph indicates 17% increase in Carlin reserves and 96% increase in total reserves.]

     Production 91-96 = 10.7 million ounces

                                   [Slide 5]

NEWMONT



Success in Production Growth

[Bar Graph presenting total production (in millions of ounces) per year as follows:


                                 Carlin           Equity        Subtotal            Managed            Total
                                  Ozs.             Ozs.                                Ozs.

 1994                              1.56             0.11            1.67               0.19           1.86

 1995                              1.63             0.23            1.86               0.36           2.22

 1996                              1.7              0.58            2.28               0.67           2.95
 1997E                             1.8              0.80            2.60               0.60           3.20]




[Graph indicates increases of 15% in Carlin ozs., 56% in equity ozs. and 72% in managed ozs.]

                                   [Slide 6]

NEWMONT



Success in Profitability - 1997 Outlook

 Reduced Total Cash Costs                            Increased Earnings

 [Bar Graph presenting cash costs (in dollars per    [Bar Graph presenting earnings (in dollars per share)
 equity ounce) as follows:                           as follows:

     1994        202                                     1994           0.71(1)
     1995        210                                     1995           0.81(2)
     1996        220                                     1996           0.86
     1997E       200]                                    1997E          depicts arrow extending from 1996
                                                                        earnings in an upward direction]

                                                     1.    Before a net charge of $0.01 from environmental
                                                           obligations at former mining sites and a benefit
                                                           from resolution of prior year tax issues.
                                                     2.    Before a $0.74 gain from the sale of an interest
                                                           in Southern Peru Cooper Corporation and a $0.38
                                                           write-off of two exploration properties.

                                   [Slide 7]

NEWMONT



Carlin, Nevada:  Our Foundation


  -  60% of total reserves

  -  Total Investment $1.7 Billion

  -  Production:  1.7 million ounces in 1996
                  1.8 million ounces in 1997
                  1.9 million ounces in 1998 - 1999


                      [Map of United States, highlighting
                         location of Carlin, Nevada.]

                                   [Slide 8]

NEWMONT



Carlin, Nevada



  4 underground mines

[Picture of operations in underground mine.]













                      [Aerial picture of open pit mine.]

                               11 open pit mines

                                   [Slide 9]

NEWMONT



Broadest treatment capabilities for complex refractory ores

  -  73% of Carlin ores are refractory

  -  Roaster will process 40% of Carlin's 1997 production

  - Bioleach success leads to construction of 8-million ton commercial leach pad in 1997



                  [Picture of portion of Carlin facilities.]

                                  [Slide 10]

NEWMONT

Carlin Production Trends - Managing Transition

[Bar Graph indicating Mine Source per years as follows:

                                        Open Pit                Underground                   Total

 1991                                     1577                       0                         1577

 1992                                     1599                       0                         1599

 1993                                     1674                       0                         1674
 1994                                     1538                       17                        1555

 1995                                     1512                      123                        1635
 1996                                     1425                      250                        1675

 1997E                                    1500                      300                       1800]

[Bar Graph indicating Production Method per year as follows:


                           Oxide               Oxide
                            Mill               Leach             Roaster            Bioleach        Total

 1991                       1143                433                 0                  0             1576
 1992                       1033                566                 0                  0             1599

 1993                       1063                611                 0                  0             1674

 1994                       856                 654                45                  0             1555
 1995                       634                 642                354                 5             1635

 1996                       650                 455                550                20             1675
 1997E                      640                 400                725                35            1800]

[Bar Graph indicating Total Cash Costs per Ounce for first and second half of 1996 and 1997 as follows:

       First half 1996            $252
       Second half 1996           $236
       First half 1997E           $225
       Second half 1997E          $205]

  -  Expanding underground production

  -  Increasing refractory ore processing

  -  Reducing costs

                                  [Slide 11]

NEWMONT



Minera Yanacocha, Peru

  -  Largest gold operation              [Map of South
     in Latin America                    America indicating
                                         location of
  -  1996 production  811,400 ounces     Yanacocha.]

  -  Total cash costs $107 per ounce

  -  Total investment $150 million

                                  [Slide 12]

NEWMONT



Minera Yanacocha, Peru

  -  Very low strip ratio

  -  Heap leaching without crushing

  -  Experienced local workforce


                            [Picture at Yanacocha.]

                                  [Slide 13]

NEWMONT



Minera Yanacocha

                        Result of Successful Litigation

  -  Increased ownership to 51.4% from 38%

  -  Adds

     -   815,000 equity ozs. to 1996 reserves
     -   115,000 equity ozs. to 1997 production

  -  Acquisition cost $59 million

  -  Consolidated accounting for 1997

  -  Appeal unlikely

[Graph indicating Production (in thousands of ounces) per year as follows:

                                        Newmont Equity                 Other                     Total

                 1993                             31                       51                       82

                 1994                            116                      189                      305

                 1995                            210                      343                      553
                 1996                            308                      503                      811

                 1997E                           435                      415                     850]

                                  [Slide 14]

NEWMONT



Zarafshan-Newmont, Uzbekistan

  -  50/50 joint venture with Uzbek government


            [Map indicating location of Zarafshan and Uzbekistan.]

                                  [Slide 15]

NEWMONT



Zarafshan-Newmont, Uzbekistan

  -  Production from stockpiles of low-grade ore

  -  Crushing and heap leach operation

  -  Quarter billion dollar investment

                  [Picture at Zarafshan-Newmont facilities.]

                                  [Slide 16]

NEWMONT



Zarafshan-Newmont, Uzbekistan


                      Production                                          Total Cash Cost

 [Bar graph indicating production (in thousands of     [Bar graph indicating total cash costs (in dollars
 ounces) as follows:                                   per ounce) as follows:

     1995:                31.0                            1995:                220
     1996:               326.5                            1996:                225
     1997E:              400+]                            1997E:               210]

                                  [Slide 17]

NEWMONT



Indonesia


  -  Minahasa:  80% owned Joint Venture

  -  Batu Hijau:  45% owned Joint Venture




                    [Map of Indonesia indicating locations
                         of Minahasa and Batu Hijau.]

                                  [Slide 18]

NEWMONT



Minahasa, Indonesia


                       [Picture of Minahasa facilities.]

                                  [Slide 19]

NEWMONT



Minahasa, Indonesia

  -  First gold poured March 30, 1996

  -  Production

     -   1996:  112,700 ounces
     -   1997:  150,000 ounces

  -  Total cash costs

     -   1996 estimate:  $224/ounce
     -   1997 estimate:  $220/ounce

  -  Total investment:  $130 million

                                  [Slide 20]

NEWMONT



Batu Hijau, Indonesia




                      [Picture of Batu Hijau, Indonesia.]

                                  [Slide 21]

NEWMONT



Batu Hijau, Indonesia

  -  Reserves:  12.1 million ounces of gold
                10.6 billion pounds of copper

  - $1.6 billion capital cost. Total cost $1.9 billion, including capitalized interest and working capital

  -  Joint Venture Agreement signed
     -   45% Newmont, 35% Sumitomo, 20% Indonesian partner

  -  Copper concentrate marketing & project financing well advanced

  -  Goal to begin production end of 1999

                                  [Slide 22]

NEWMONT



Batu Hijau Production Profile

  -  20 year mine life - 2/3 value copper

  - Milling - 120,000 tonnes per day - potential to increase to 160,000 tonnes per day in year 7

  -  Copper grade 0.53% - recovery rate 90+%
     -   Production 245,000 tonnes/year

  -  Gold grade 0.012 opt - recovery rate 80+%
     -   Production   375,000 ounces in first 5 years
                      550,000 ounces over mine life

  -  Total cash operating cost - under $0.50/lb. in first 5 years under $0.40/lb. over mine life

                                  [Slide 23]

NEWMONT



La Herradura

     56% PENOLES
     44% NEWMONT

  Production:  1998
                                         [Map of Mexico
  -  Annual production = 150,000 ozs.    indicating location
                                         of the North Mexico
  -  Total cash costs under $200/oz.     Penmont Joint Venture
                                         - La Herradura and the
  -  Total investment $50 million        South Mexico Penmont
                                         Joint Venture - Mezcala
                                         Project.]

                                  [Slide 24]

NEWMONT



                         Turning Opportunity into Gold


                   [Sketch of globe topped by drilling rig.]






Nesbitt Burns Gold Conference           John A.S. Dow
      Squaw Valley, CA        Senior Vice President, Exploration
        March 3, 1997            Newmont Gold/Newmont Mining

                                  [Slide 25]

NEWMONT



Strategy for Success

               Long-Term Commitment to Exploration & Technology



 [Graph depicting amounts spent on Exploration and       [Pie chart depicting geographical breakdown of
 Mine Development (in millions of dollars) per year      expenditures as follows:
 as follows:
          1994               78                          Carlin                        36%
          1995               76                          S.E. Asia                     23%
          1996               81                          Other No. America             18%
          1997E              81]                         South America                 15%
                                                         Other                         8%]

  -  200 geoscientists monitoring opportunities in 18 countries

  -  Balanced project pipeline
     -   34 early stage
     -   15 intermediate stage
     -   10 advanced stage

                                  [Slide 26]

NEWMONT



Strategy for Success

                           Targeted Global Expansion

[Map of world indicating Ring of Fire and sites of production and production commencement dates as follows: Carlin, Nevada 1965; Yanacocha, Peru 1993; Zarafshan, Uzbekistan 1995; Minahasa, Indonesia 1996; La Herradura, Mexico 1998; Batu Hijau, Indonesia 2000.]

                                  [Slide 27]

NEWMONT



Exploration Success

Since 1986 discovered 76 million ounces of gold
                      52 million equity ounces




 Production/depletion                         = 22 mm ozs.           Carlin Trend              32 mm ozs.
 Reserve additions                            = 41 mm ozs.           Batu Hijau*               16 mm ozs.

 Additions to mineralized material            = 13 mm ozs.           Yanacocha                 14 mm ozs.

                                                                     Zarafshan                  9 mm ozs.

                                                                     Other                      5 mm ozs.
 Total                                          76 mm ozs.           Total                     76 mm ozs.

                                                                     *plus 16 billion
                                                                     pounds copper

                                  [Slide 28]

NEWMONT



Turning Opportunity into Gold

                            Success in Exploration

                52 million equity ounces discovered since 1986

                     $566 million invested in exploration

                          = $10.88 finding cost/ounce

                                  [Slide 29]

NEWMONT



Andes Exploration

[Picture of workers surveying    [Map of Peru and surrounding
land.]                           countries indicating location
                                 of Minas Conga, Minera
                                 Yanacocha and Ayacucho Joint
                                 Venture.]

  -  Million acre exploration
     program in Peru

                                  [Slide 30]

NEWMONT



Yanacocha District Exploration

[Map of Minera Yanacocha Area of Exploration Rights indicating location of mines, deposits and exploration prospects.]

                                  [Slide 31]

NEWMONT



Minera Yanacocha

                             RESERVES (000 OZ.)                RESOURCES (000 OZ.)

                                         NEM EQUITY                         NEM EQUITY
                      1995     1996       (51.4%)        1995     1996       (51.4%)

 Carachugo              896     1,268          651                  274           141

 Maqui Maqui          2,238     1,519          780
 San Jose             1,690     1,453          746                   13             7

 Yanacocha Norte                1,333          685       1,329
 Yanacocha                                               1,364    3,983         2,045
  Sur/Oeste

 Encajon                          533          274         700

 Other                                                     865      865           444
 Stockpiles & in
 Progress                87         3            2

 Total                4,911     6,109        3,138       4,258    5,135         2,637

                                  [Slide 32]

NEWMONT




[Map of select area of Peru indicating the location of the Yanacocha Claim Block (including the location of C. Negro, C. Qullish, San Jose, Carachugo, Yanacocha Sur, Yanacocha Notre and Maqui Maqui), the Minas Conga Claim Block (including the location of Huaylamachay, Cocanes and Challhuagon) and the Galeno Claim Block. The map also indicates the ownership of the Minas Conga Claim Block (40% Cedimin, 40% Newmont and 20% Buenaventura) and the Galeno Claim Block (65% Newmont and 35% Buenaventura).]

                                  [Slide 33]

NEWMONT



Minas Conga JV
(Cedimin 40%, NMC 40%, BV 20%)


                                               Mineral Inventory Estimate (June 1996)


     Cocanes              89 M t          1.2 g/t Au             3.4 M Oz

     Chailhuagon          33 M t          1.4 g/t Au             1.5 M Oz

     Total                122 M t         1.25 g/t Au            4.9 M Oz

                                  [Slide 34]

NEWMONT



Ecuador Exploration Projects


[Map of South America and detail of Ecuador indicating location of Volcanic Belt and exploration projects.]

                                  [Slide 35]

NEWMONT



Mexico Exploration

   PENMONT
 56% PENOLES
 44% NEWMONT

[Map of Mexico and detail indicating location of North Mexico Penmont - La Herradura and South Mexico Penmont Joint Ventures - Mezcala Project.]

                                  [Slide 36]

NEWMONT



Mezcala Targets

[Map of Mezcala area highlighting the location of the following features:
Granodiorite, Limestone, Target Areas, Faults and Prospects. Map also specifies location of areas of interest and relevant data regarding such areas as follows:

     -   area of Burmeja Sur Infill Drill Program:  (684,000 Ounces Au
         Resource)

     -   Proposed Pit:  50.6 Million Tons at 0.027 oz/st (1,343,000 Ounces Au)

     -   Guadalupe Mine:  1.1 Million Tons at 0.16 oz/st (171,000 Ounces Au)]

                                  [Slide 37]

NEWMONT



True North 1996 Drilling

[Map of Alaska and detail map indicating location of drilling at Shepard Resource, Central Zone, Zeppelin, Hindenburg Resource and East Zone and surrounding areas. Also indicates location of Eldorado Fault, Chatanika Terrain and Fairbanks Schist.]

                                  [Slide 38]

NEWMONT



True North:  Zeppelin Long Section

[Diagram of Zeppelin Long Section cut away showing location of fault line. Indicates location of gold intercepts for particular drill holes in the following manner: 568-75'/0.377 oz/st; 514-50'/0.184 oz/st; 506C (pending)
and 476-35'/0.334 oz/st.]

                                  [Slide 39]

NEWMONT



Indonesia



[Map of Indonesia indicating location of Mesel and Batu Hijau.]

                                  [Slide 40]

NEWMONT



North Luzon Project
Tenement Status

[Map of Philippines and detail map of Northern Philippines indicating locations of FTAA applications including Newmont, Newcrest, Climax, TVI, Arimco and various others.]

                                  [Slide 41]

NEWMONT



Carlin Trend Nevada
1996 Ounce Additions

[Topographical map of Carlin Trend indicating location of mines, deposits and joint ventures of Newmont, Barrick and Others (as therein noted).]

                                  [Slide 42]

NEWMONT



Carlin Trend 1996 Reserve & Resource Additions


                                                                            Additions to Mineralized
             Underground Reserve Additions                                          Material

            Deposit                     Ounces                     Deposit             Type           Ounces

 West Leeville/                          1,955,000            Pete                     O/P              596,000
   Four Corners

 Deep Star                                 433,000            Goldbug                  U/G              816,000
 Carlin Underground                        190,000            Turf                     U/G              967,000

 Rain                                       45,000
                      Total              2,623,000            Total                                   2,379,000


                                  [Slide 43]

NEWMONT



Carlin Leeville 1996 Drilling

[Map of Carlin Leeville indicating drilling sites, deposits and exploration targets. Map also indicates location of the following features: Basin Bounding, Turf, West Leeville, Fence, Pete, Hardie Footwall, Hardie Footwell Extension, Castle Reef, Four Corners, Hilltop and Badger. Map also indicates ownership by shaded area in the following manner: NGC - 100% and HDJV - 60%.]

                                  [Slide 44]

NEWMONT



NORTH LYNN PROJECT 1997 Exploration

[Map of North Lynn Project indicating location of 1994-1996 drill holes, proposed 1997 drill holes, major structures, magnetics - inferred structure and turf deposits of 20GT (feet x oz/st) and 10GT (feet x oz/st).]

                                  [Slide 45]

NEWMONT



  North Post/Goldbug  [Map of North Post/Goldbug Corridor
     1996             indicating pre-1996 drilling,
  Corridor Drilling   1996 drilling, 0.03 oz/t Au and
                      0.20 oz/t Au as well as Current
                      Pit, Ultimate Pit and Post Fault.]

                                  [Slide 46]

NEWMONT



Northwest Rain/Tess Exploration


               [Grid indicating progress and expected progress from 1992 through 1996 and beyond of underground drilling originating from the Rain Pit.]

                                  [Slide 47]

NEWMONT



Turning Opportunity into Gold

     -   Pipeline of projects continues

     -   Proven strategy for success continues

     -   Committed to increasing shareholder value

                                  [Slide 48]

NEWMONT



Turning Opportunity into Gold

     Newmont + Santa Fe = A Compelling Merger

         Offer:   0.40 share NEM for each share GLD
                  Tax free, pooling of interest combination


                      Greatest value for GLD shareholders

                        Accretive for NEM shareholders

                        Best prospect for future growth

                                  [Slide 49]

NEWMONT



Newmont + Santa Fe =
A Compelling Merger

Santa Fe:    1.5 million acres
Newmont:     0.5 million acres

[Map of Nevada reflecting respective acreage of Santa Fe, Newmont and Homestake properties.]

                                  [Slide 50]

NEWMONT



Newmont Offers Best Fit for Nevada Operations

                        Nevada Reserves      Percent Reserves            Production
                        (mm oz.)                 in Nevada                (mm oz.)
                                                                     1996             1997E

 Newmont
 Carlin
 15 mines                      22.1                 60%                1.7           1.8

 Santa Fe
 4 mines                       17.3                 96%                0.7           0.9

 Homestake
 Interest
 in 3 mines                    3.3                  16%                0.1           0.1

[Map of Nevada indicating location of Newmont's 15 Carlin mines, Santa Fe's 4 mines and Homestake's interest in 3 mines.]

                                  [Slide 51]

NEWMONT



Newmont + Santa Fe:
Joint Property & Facilities

[Map of certain production areas of Newmont and Santa Fe in Nevada indicating location of process facilities (operating, planned or under construction, and decommissioned), Santa Fe Checkerboard mineral rights and Newmont property.]

                                  [Slide 52]

NEWMONT



Newmont + Santa Fe:
Largest Gold Company in North America

  -  Reserves of 55 million ounces

  -  Production increasing over 1 million ounces by 1999

      1996     1997E      1998E      1999E

      3.1       3.7        4.1        4.2    (mm ozs)

  -  Total cash costs under $210/ounce through 1998

  -  Significant annual cost savings

  -  Exciting exploration potential

           INFORMATION CONCERNING THE DIRECTORS, EXECUTIVE OFFICERS
                AND EMPLOYEES OF NEWMONT MINING CORPORATION AND
               NEWMONT GOLD COMPANY AND OTHER REPRESENTATIVES OF
                NEWMONT MINING CORPORATION WHO MAY COMMUNICATE
              WITH SANTA FE PACIFIC GOLD CORPORATION SHAREHOLDERS


  The following is information concerning the directors, executive officers and employees of Newmont Mining Corporation ("Newmont Mining") and Newmont Gold Company ("Newmont Gold") and other representatives of Newmont Mining who may communicate with Santa Fe Pacific Gold Corporation ("Santa Fe") shareholders with respect to (i) the planned merger of Homestake Mining Company ("Homestake") with Santa Fe pursuant to which Santa Fe will become a wholly-owned subsidiary of Homestake and each outstanding share of Santa Fe common stock, $0.01 par value (each a "Santa Fe Share" and collectively the "Santa Fe Shares"), will be converted into the right to receive 1.115 shares of Homestake common stock, $1.00 par value, and (ii) Newmont Mining's intention to commence an offer, as described in and subject to terms and conditions set forth in the Preliminary Prospectus dated January 7, 1997 contained in the Registration Statement on Form S-4 of Newmont Mining (Registration No. 333-19335), to exchange each outstanding Santa Fe Share for
0.40 of a share of Newmont Mining common stock, $1.60 par value (the "Offer").

  Newmont Mining's proposed offer has not been commenced. The Offer, if commenced, will expire on the 20th business day after such commencement, unless and until Newmont Mining extends the period of time for which the Offer will be open. Any such extension will be announced no later than 9:00 A.M., New York City time, on the next business day after the previously scheduled expiration date. It is Newmont Mining's current intention to extend the Offer, if commenced, until all conditions thereto have been either satisfied or waived.

  Newmont Mining's principal executive offices are located at 1700 Lincoln Street, Denver, Colorado 80203. Santa Fe's principal executive offices are located at 6200 Uptown Boulevard NE, Suite 400, Albuquerque, New Mexico 87110.

                  DIRECTORS, EXECUTIVE OFFICERS AND EMPLOYEES
                  OF NEWMONT MINING AND NEWMONT GOLD WHO MAY
                    COMMUNICATE WITH SANTA FE SHAREHOLDERS

                NAME AND PRINCIPAL                   PRESENT OFFICE OR OTHER PRINCIPAL OCCUPATION
               BUSINESS ADDRESS<F1>                                  OR EMPLOYMENT

 Rudolph I.J. Agnew  . . . . . . . . . . . . . .    Director; Chairman of World Conservation
    7, Eccleston Street                             Monitoring Centre
    Belgravia, London SW1W 9LX
    England

 J.P. Bolduc . . . . . . . . . . . . . . . . . .    Director; Chairman and Chief Executive Officer
    JPB Enterprises, Inc.                           of JPB Enterprises, Inc.
    8808 Centre Park Drive #204
    Columbia, Maryland  21045

 Ronald C. Cambre  . . . . . . . . . . . . . . .    Director; Chairman, President and Chief
                                                    Executive Officer
 Joseph P. Flannery  . . . . . . . . . . . . . .    Chairman, President and Chief Executive
    Uniroyal Holding, Inc.                          Officer of Uniroyal Holding, Inc.
    70 Great Hill Road
    Naugatuck, Connecticut  06770

 Leo I. Higdon, Jr.  . . . . . . . . . . . . . .    Director; Dean and Charles C. Abbott Professor
    Darden Graduate School of Business              of the Darden Graduate School of Business
    University of Virginia                          Administration at the University of Virginia
    Massie Road Extended
    Charlottesville, Virginia  22903
 Thomas A. Holmes  . . . . . . . . . . . . . . .    Director; Retired Chairman and Chief Executive
    Ingersoll-Rand Company                          Officer of Ingersoll-Rand Company
    200 Chestnut Ridge Road
    Woodcliff Lake, New Jersey    07675

 Robin A. Plumbridge . . . . . . . . . . . . . .    Director; Chairman of Gold Fields of South
    Gold Fields of South Africa Limited             Africa Limited
    P.O. Box 61525
    Marshalltown  2107
    Republic of South Africa

 Moeen A. Qureshi  . . . . . . . . . . . . . . .    Director; Chairman of Emerging Markets
    Emerging Markets Corporation                    Corporation
    2001 Pennsylvania Ave., #1100
    Washington, D.C.  20006
 Michael K. Reilly                                  Director; Chairman of Zeigler Coal Holding
    Zeigler Coal Holding Company                    Company
    50 Jerome Lane
    Fairview Heights, Illinois  62208

 William I.M. Turner, Jr.  . . . . . . . . . . .    Director; Chairman and Chief Executive Officer
    EXSULTATE INC.                                  of EXSULTATE INC.
    1981 McGill College Avenue
    Suite 575
    Montreal, Quebec H3A 2X1
    Canada
 Robert H. Quenon<F2>  . . . . . . . . . . . . .    Director, Mining Consultant
    7800 Forsyth Blvd. (6th Floor)
    St. Louis, MO  63105

 James V. Taranik<F2>  . . . . . . . . . . . . .    Director, President of Desert Research
    Desert Research Institute                       Institute, University and Community College
    7010 Dandini Blvd.                              System of Nevada
    Reno, NV  89512

 Wayne W. Murdy  . . . . . . . . . . . . . . . .    Executive Vice President and Chief Financial
                                                    Officer

 John A.S. Dow . . . . . . . . . . . . . . . . .    Senior Vice President, Exploration
 Lawrence T. Kurlander . . . . . . . . . . . . .    Senior Vice President, Administration

 Gary E. Farmar  . . . . . . . . . . . . . . . .    Vice President and Controller

 Patricia A. Flanagan  . . . . . . . . . . . . .    Vice President, Treasurer and Assistant
                                                    Secretary
 Joy E. Hansen . . . . . . . . . . . . . . . . .    Vice President and General Counsel

 Donald G. Karras  . . . . . . . . . . . . . . .    Vice President, Taxes
 Timothy J. Schmitt  . . . . . . . . . . . . . .    Vice President, Secretary and Assistant
                                                    General Counsel

 W. Durand Eppler<F2>  . . . . . . . . . . . . .    Vice President, Business Development and
                                                    Planning

 Jack H. Morris<F2>  . . . . . . . . . . . . . .    Vice President, Corporate Relations
 W. James Mullin<F2> . . . . . . . . . . . . . .    Vice President, North American Operations

 Jeffrey R. Huspeni<F2>  . . . . . . . . . . . .    Director of Mine Geology

<F1> Unless otherwise indicated, the principal business address of each director, executive officer and employee is Newmont Mining Corporation, 1700 Lincoln Street, Denver, Colorado 80203.

<F2> Director, officer or employee of Newmont Gold only.


     On December 31, 1996, Midtown One Corp., an indirect subsidiary of Newmont Mining, acquired 200 Santa Fe Shares at a price of $17.50 per Santa Fe Share in a privately negotiated transaction with Mr. and Mrs. David H. Francisco. Mr. Francisco is Vice President, International Operations, of Newmont Gold. On January 6, 1997, Midtown One Corp. acquired an additional 4,600 Santa Fe Shares at a price of $17.50 per Santa Fe Share in a privately negotiated transaction with Mr. and Mrs. Francisco.

     In October, 1996, Santa Fe and Newmont Mining entered into a confidentiality agreement, pursuant to which and in contemplation of a potential transaction between Santa Fe and Newmont Mining, each party provided the other with certain confidential information.

     Newmont Gold leases from Santa Fe certain properties in Eureka County, Nevada pursuant to a Lease of Mining Rights dated November 1, 1977, as amended (the "Lease Agreement"). The Lease Agreement grants to Newmont Gold the exclusive right to mine the nonferrous metals located on the land covered by the Lease Agreement. In addition, Carlin Gold Mining Company (predecessor to Newmont Gold), Southern Pacific Land Company (predecessor to Santa Fe) and certain other individuals have entered into an Agreement for Unitization of Ore Reserves dated as of January 18, 1982 (the "Unitization Agreement"), which provides for unitization of certain of the properties leased pursuant to the Lease Agreement. Pursuant to the terms of both the Lease Agreement and the Unitization Agreement, Newmont Gold is required to pay Santa Fe royalty payments based upon net smelter returns on ores and concentrates sent to smelter or the gross sales price of any gold or silver bullion produced and sold from Newmont Gold's mills. In 1995, the aggregate amount of such royalty payments was approximately $4 million. The Lease Agreement is renewable annually but will otherwise terminate on November 1, 2002. The Unitization Agreement will remain in effect until Newmont Gold determines that all gold ores located on the properties covered by the Unitization Agreement are mined. In addition, Newmont Gold also leases from an affiliate of Santa Fe certain other properties in Eureka County, Nevada pursuant to a Minerals Sublease dated April 1, 1991 (the "Mineral Sublease"). The Mineral Sublease grants to Newmont Gold the right to explore, develop, mine, recover and process minerals located on the land covered by the Mineral Sublease. Pursuant to the terms of the Mineral Sublease, Newmont Gold is required to pay Santa Fe's affiliate at least $12,800 per year plus an annual royalty of 5% of net returns of minerals mined and removed. To date, there has been no production on the property which is the subject of the Mineral Sublease. The Mineral Sublease expires on the later to occur of April 1, 2001 and the date on which minerals cease being produced in commercial quantities.

     Effective April 15, 1996, Newmont Exploration Limited ("Newmont Exploration"), a wholly-owned subsidiary of Newmont Gold, entered into an Exploration, Development and Mining Operations Agreement with Santa Fe (the "Exploration Agreement"), pursuant to which the two parties agreed to enter into a joint venture (the "Joint Venture") in order to jointly explore and evaluate the possible development of certain properties located at Mary's Mountain in Eureka County, Nevada. As an initial contribution to the Joint Venture, Newmont Exploration agreed to lease to the Joint Venture 145 unpatented claims and Santa Fe agreed to lease to the Joint Venture five fee sections owned by it and to sublease to the Joint Venture one fee section leased by it. Newmont Exploration also agreed to spend an aggregate of $2,000,000 during the first six years of the effectiveness of the Exploration Agreement. Each party has a 50% interest in the Joint Venture. Newmont Exploration is manager of the Joint Venture. Newmont Exploration may withdraw from the Exploration Agreement prior to the completion of its contribution, subject to its obligation to complete the expenditure of the first $40,000 of exploration expenditures (which obligation it has already met). Each party has the right to withdraw after its contribution, but in the event that it does, it will have no further interest in the Assets (as defined therein) of the Joint Venture. Unless earlier terminated pursuant to its terms, the Exploration Agreement will remain in effect until August 2, 2012 and for so long thereafter as the properties are jointly owned pursuant to the Exploration Agreement.

     From time to time Newmont Exploration has entered into confidentiality agreements with third parties, including Santa Fe, covering the exchange of data relating to mining exploration potential. Such agreements customarily have a term of one to two years.

                OTHER REPRESENTATIVES OF NEWMONT MINING WHO MAY
                    COMMUNICATE WITH SANTA FE SHAREHOLDERS

             NAME AND PRINCIPAL                  PRESENT OFFICE OR OTHER PRINCIPAL OCCUPATION OR
            BUSINESS ADDRESS<F1>                                   EMPLOYMENT

 Peter D. Brundage . . . . . . . . . . . .    Managing Director, Goldman, Sachs & Co.
    Goldman, Sachs & Co.
    100 Crescent Court, Suite 1000
    Dallas, Texas  75201

 Robert P. Fisher  . . . . . . . . . . . .    Managing Director, Goldman, Sachs & Co.

 Steven M. Heller  . . . . . . . . . . . .    Managing Director, Goldman, Sachs & Co.
 Lance G. Gilliland  . . . . . . . . . . .    Associate, Goldman, Sachs & Co.

 Gregory A. Gonsalves  . . . . . . . . . .    Associate, Goldman, Sachs & Co.
 Sean J. Glodek  . . . . . . . . . . . . .    Analyst, Goldman, Sachs & Co.


<F1> Unless otherwise indicated, the principal business address of each representative of Goldman, Sachs & Co. is Goldman, Sachs & Co., 85 Broad Street, New York, New York 10004.

     Pursuant to a letter agreement dated October 24, 1996 (the "Letter Agreement"), Goldman, Sachs & Co. ("Goldman Sachs") is providing certain financial advisory services to Newmont Mining in connection with the Offer. Under the Letter Agreement, Newmont Mining has agreed to pay Goldman Sachs for its financial advisory services (including its services as Dealer Manager) in connection with the Offer (i) a minimum fee of $200,000 upon execution of the Letter Agreement (the "Minimum Fee"), (ii) a transaction fee of 0.40% of the aggregate consideration paid in an acquisition, if more than 50% of the Santa Fe Shares or more than 50% of the assets of Santa Fe are acquired (less fees already paid, provided, however, the Minimum Fee shall not be so credited if such fee was paid more than one year prior to the consummation of the transaction), and (iii) a mutually acceptable fee of no less than 0.40% of the aggregate consideration paid in an acquisition, if less than 50% of the Santa Fe Shares or less than 50% of the assets of Santa Fe are acquired.

     If Newmont Mining enters into an agreement to acquire Santa Fe (the "Agreement") and Newmont Mining receives a payment on account of the termination of the Agreement, Newmont Mining shall pay Goldman Sachs a fee of 15% of such payment (less reasonable legal expenses and out-of-pocket expenses incurred by Newmont Mining). Newmont Mining has also agreed to reimburse Goldman Sachs for its reasonable out-of-pocket expenses, including the fees and expenses of its legal counsel incurred in connection with its engagement, and has agreed to indemnify each of Goldman Sachs and certain related persons and entities against certain liabilities and expenses in connection with Goldman Sachs' engagement, including certain liabilities under the federal securities laws. Goldman Sachs will not receive any fee for or in connection with the communication with Santa Fe shareholders by its employees apart from the fees it is otherwise entitled to receive as described above.

     In addition to the fees to be received by Goldman Sachs in connection with its engagement as financial advisor to Newmont Mining, Goldman Sachs has in the past rendered and is expected to continue to render various investment banking and financial advisory services for Newmont Mining for which it has
received customary compensation.   Goldman Sachs also has in the past rendered
various investment banking and financial advisory services for Santa Fe for which it has received customary compensation.

     Goldman Sachs engages in a full range of investment banking, securities trading, market-making and brokerage services for institutional and individual clients. In the ordinary course of its business, Goldman Sachs may actively trade the equity and debt securities of Santa Fe for its own account and the accounts of its customers and, accordingly, may at any time hold a long or short position in such securities. As of February 14, 1997, Goldman Sachs held a net long position of approximately 34,003 Santa Fe Shares. Goldman Sachs does not admit that it or any of its directors, officers, employees or affiliates is a "participant," as defined in Schedule 14A promulgated under the Securities Exchange Act of 1934, as amended, by the Securities and Exchange Commission or that Schedule 14A requires the disclosure of certain information concerning Goldman Sachs.